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                                EXHIBIT 22


                           LIST OF SUBSIDIARIES
                 OF POLICY MANAGEMENT SYSTEMS CORPORATION


         Policy Management Systems Canada, Ltd.

         Policy Management Systems International, Ltd.

         Policy Management Corporation

         Policy Management Systems Netherlands B.V.

         Policy Management Systems Barbados, Ltd.

         Policy Management Systems Europe, Limited

         P.M.S., Inc.

         Policy Management Systems Australia Pty. Limited

         Policy Management Systems Information and Administration
           Services, Inc.

         Portsmouth I.T. Services Limited

         Policy Management Systems Germany

         Policy Management Systems Life, Inc.